Exhibit 5.1

717 Texas Avenue, 16th floor Houston, TX 77002 Tel: +1.713.546.5400 Fax: +1.713.546.5401 www.lw.com

FIRM / AFFILIATE OFFICES
	Abu Dhabi	Moscow
	Barcelona	Munich
	Beijing	New Jersey
	Brussels	New York
December 8, 2010	Chicago	Orange County
	Doha	Paris
	Dubai	Riyadh
	Frankfurt	Rome
Continental Resources, Inc.	Hamburg	San Diego
302 N. Independence, Suite 1500	Hong Kong	San Francisco
Enid, Oklahoma 73701	Houston	Shanghai
	London	Silicon Valley
	Los Angeles	Singapore
Re: $400,000,000 Aggregate Principal Amount of	Madrid	Tokyo
7 1/8% Senior Notes due 2021	Milan	Washington, D.C.

File No. 048384.0007

Ladies and Gentlemen:

We have acted as special counsel to Continental Resources, Inc., an Oklahoma corporation (the “Company”), in connection with the issuance by the Company of up to $400,000,000 aggregate principal amount of 7 1/8% Senior Notes due 2021 (the “Exchange Notes”) and the guarantee of the Notes (the “Guarantee”) by Banner Pipeline, L.L.C., an Oklahoma limited liability company (the “Subsidiary Guarantor”), under an Indenture dated as of September 16, 2010 (the “Indenture”) among the Company, the Subsidiary Guarantor and Wilmington Trust FSB, as trustee (the “Trustee”), and pursuant to a registration statement on Form S-4 under the Securities Act of 1933, as amended (the “Act”), filed with the Securities and Exchange Commission (the “Commission”) on December 8, 2010 (the “Registration Statement”). The Exchange Notes and the Guarantee will be issued in exchange for the Company’s outstanding 7 1/8% Senior Notes due 2021 and the related guarantee (the “Outstanding Notes”) on the terms set forth in the prospectus contained in the Registration Statement (the “Prospectus”). This opinion is being furnished in connection with the requirements of Item 601(b)(5) of Regulation S-K under the Act, and no opinion is expressed herein as to any matter pertaining to the contents of the Registration Statement or Prospectus, other than as expressly stated herein with respect to the issue of the Notes.

As such counsel, we have examined such matters of fact and questions of law as we have considered appropriate for purposes of this letter. With your consent, we have relied upon certificates and other assurances of officers of the Company, the Subsidiary Guarantor and others as to factual matters without having independently verified such factual matters. We are opining herein as to the internal laws of the State of New York, and we express no opinion with respect to the applicability thereto, or the effect thereon, of the laws of any other jurisdiction or as to any matters of municipal law or the laws of any local agencies within any state. Various matters of Oklahoma law are addressed in the opinion of Mr. Donald P. Fischbach, the Company’s general counsel, which is also filed as an exhibit to the Registration Statement. We express no opinion with respect to those matters herein, and to the extent elements of those opinions are necessary to the conclusions expressed herein, we have, with your consent, assumed such matters.

December 8, 2010

Subject to the foregoing and the other matters set forth herein, it is our opinion that, as of the date hereof, when the Exchange Notes have been duly executed, issued and authenticated in accordance with the terms of the Indenture and when delivered in exchange for the Outstanding Notes as contemplated by the Prospectus, the Exchange Notes and the Guarantee will be legally valid and binding obligations of the Company and the Subsidiary Guarantor, respectively, enforceable against the Company and the Subsidiary Guarantor in accordance with their respective terms.

Our opinions are subject to: (i) the effect of bankruptcy, insolvency, reorganization, fraudulent transfer, moratorium or other similar laws relating to or affecting the rights and remedies of creditors; (ii) the effect of general principles of equity, whether considered in a proceeding in equity or at law (including the possible unavailability of specific performance or injunctive relief), concepts of materiality, reasonableness, good faith and fair dealing, and the discretion of the court before which a proceeding is brought; and (iii) the invalidity under certain circumstances under law or court decisions of provisions providing for the indemnification of or contribution to a party with respect to a liability where such indemnification or contribution is contrary to public policy. We express no opinion as to (a) any provision for liquidated damages, default interest, late charges, monetary penalties, make-whole premiums or other economic remedies to the extent such provisions are deemed to constitute a penalty, (b) consents to, or restrictions upon, governing law, jurisdiction, venue, arbitration, remedies, or judicial relief, (c) the waiver of rights or defenses contained in Section 4.6 of the Indenture; (d) any provision requiring the payment of attorneys’ fees, where such payment is contrary to law or public policy; and (e) the severability, if invalid, of provisions to the foregoing effect.

With your consent, we have assumed (a) that the Indenture, the Guarantee, and the Exchange Notes (collectively, the “Documents”) have been duly authorized, executed and delivered by the parties thereto, (b) that the Documents constitute legally valid and binding obligations of the parties thereto other than the Company and the Subsidiary Guarantor, enforceable against each of them in accordance with their respective terms, and (c) that the status of the Documents as legally valid and binding obligations of the parties is not affected by any (i) breaches of, or defaults under, agreements or instruments, (ii) violations of statutes, rules, regulations or court or governmental orders, or (iii) failures to obtain required consents, approvals or authorizations from, or make required registrations, declarations or filings with, governmental authorities.

This opinion is for your benefit in connection with the Registration Statement and may be relied upon by you and by persons entitled to rely upon it pursuant to the applicable provisions of the Act. We consent to your filing this opinion as an exhibit to the Registration Statement and to the reference to our firm contained in the Prospectus under the heading “Legal Matters.” In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ Latham & Watkins LLP

Latham & Watkins LLP